Exhibit 3.47

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

LIQUID CONTAINER INC.

LIQUID CONTAINER INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.	ARTICLE FOURTH of the Certificate of Incorporation of the corporation is amended in read in its entirety as follows:

“FOURTH: The total number of shares of capital stock which the corporation shall be authorized to issue shall be 1,000 shares which shall be divided into the following classes: 20 shares of Class A Common Stock, par value $.01 per share (hereinafter sometimes referred to as the “Class A Common Stock”), and 980 shares of Class B Common Stock, par value $.01 per share (hereinafter sometimes referred to as the “Class B Common Stock”).

Each share of the Class A Common Stock shall entitle the holder thereof to one vote, In person or by proxy, at any and all meetings of stockholders of the corporation on all matters which may come before such meetings.

Shares of the Class B Common Stock shall not be entitled to vote, except as may be expressly required by law.

No class of capital stock of the corporation shall be entitled to vote as a class on any matter coming before any meeting of stockholders, except insofar as may expressly be required by law.

Except as set forth in the preceding paragraphs with respect to voting rights; the powers, preferences and rights, and the qualifications, limitations, and restrictions of the Class A Common Stock and the Class B Common Stock of the corporation shall be identical.”

2.	The aforementioned amendment was duly adopted by the Board of Directors of the Corporation by unanimous written consent in accordance with the provisions of Section 141(1) of the General Corporation written consent of its stockholders in accordance with the provisions of Sections 228 and 242 of said law.

IN WITNESS WHEREOF, said Liquid Container Inc. has caused this Certificate to be signed by Wayne C. Kocourek, its Chairman, this 31st day of December, 1994.

LIQUID CONTAINER INC.

/s/ Wayne C. Kocourek
Wayne C. Kocourek, Chairman